Exhibit 15.1

November 19, 2018

Shareholders and Board of Directors of Apache Corporation

We are aware of the incorporation by reference in this Registration Statement (Form S-3) of Altus Midstream Company (the “Company”) for the registration of (i) 360,531,332 shares of the Company’s Class A Common Stock and 6,364,281 Warrants to purchase shares of Class A Common Stock to be offered and sold by the selling securityholders identified in this Registration Statement and (ii) 12,557,370 shares of the Company’s Class A Common Stock to be issued and sold by the Company upon exercise of its outstanding public warrants, of our report dated August 15, 2018 relating to the unaudited condensed combined interim financial statements of Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, and Alpine High NGL Pipeline LP that are included in its Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 22, 2018, for the quarter ended June 30, 2018.

/s/ Ernst & Young LLP